Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (the "Company"), and BRUCE J. KLATSKY (the "Executive"), dated as of April 12, 2004 (the "Effective Date").

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive;

WHEREAS, the Executive and the Company wish to set forth the terms and conditions of the Executive's employment in this Agreement, which will consolidate the rights and obligations under the existing arrangements between the parties, including without limitation, the letter agreement between the Company and the Executive, dated as of September 15, 1998 (the "1998 Letter Agreement");

WHEREAS, the Company desires to ensure that, in the event of the Executive's cessation of employment with the Company, the Executive will be bound by certain restrictive covenants;

WHEREAS, in consideration for the Executive's waiver of future participation in the Company's long-term incentive compensation plans, including without limitation, the Company's 1997, 2000 and 2003 Stock Option Plans (the "Option Plans") and the Company's Long-Term Incentive Plan (the "LTIP"), and their respective successor plans, the Board has determined to grant the Executive stock options to acquire shares of Company common stock, par value $1.00 ("Share"), under the Option Plans in accordance with the terms set forth in Section 2(b)(iii) hereof;

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms and conditions of the Executive's employment with the Company, to replace and supersede the 1998 Letter Agreement and to amend or clarify the Company's and the Executive's rights and obligations under certain plans and arrangements of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

1. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on sixth anniversary of the Effective Date (the "Employment Period").

2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company, with such duties and responsibilities as are consistent with such positions in a company the size and nature of the Company, (B) the Executive shall report directly to the Board and (C) the Executive's services shall be performed at the Company's headquarters in New York, New York as of the Effective Date or such other location as may be mutually agreed between the Company and the Executive.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic and charitable boards and to manage his personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of the Board (or a committee thereof), with the performance of his duties for the Company and are otherwise consistent with the Company's governance policies.

(b) Compensation (i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") at a rate of $1.2 million, payable in accordance with the Company's normal payroll policies. The Executive's Annual Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives. Annual Base Salary shall not be reduced after any increase, and the term Annual Base Salary as utilized in this Agreement shall refer to the Executive's annual base salary as then in effect.

(ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be entitled to participate in the Company's annual incentive plan as in effect from time to time, with the Executive's annual bonus opportunity being higher than the bonus opportunity of any other eligible executive under the plan, and otherwise on a basis no less favorable than other executives of the Company.

(iii) Special Option Award. On the Effective Date, the Company shall grant the Executive stock options to purchase an aggregate of 1,750,000 Shares (collectively the "Option"), of which, options to purchase 84,700 Shares shall be granted from the 1997 Stock Option Plan, options to purchase 155,360 Shares shall be granted from the 2000 Stock Option Plan and options to purchase 1,509,940 Shares shall be granted from the 2003 Stock Option Plan. Notwithstanding the foregoing, the grant of the Option in respect of 309,940 Shares under the 2003 Stock Option Plan shall be subject to the Company's receipt of stockholder approval of an amendment to the 2003 Stock Option Plan providing for an increase in the maximum number of Shares that may be granted to a participant under such plan in any year. The Option shall have a term of seven years from the date of grant, subject to earlier expiration as provided herein. The per Share exercise price of the Shares underlying the Option shall be equal to the "fair market value" (as defined in the applicable Option Plan) of a Share as of the date of grant. Subject to the Executive's continued employment with the Company (except as otherwise provided in this Section 2(b)(iii)), the Option shall vest in full on the sixth anniversary of the date of grant; provided, however, that, if the closing price of a Share on the New York Stock Exchange averages $22.50 or higher for any period of 20 consecutive trading days following the grant date, the Option shall vest with respect to 50% of the Shares underlying the Option; another 25% of the Shares underlying the Option shall vest

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if such closing price of a Share averages $25.00 or higher for any 20 consecutive trading-day period; and the remaining 25% of the Shares underlying the Option shall vest if such closing price of a Share averages $27.50 or higher for any 20 consecutive trading-day period; and, provided, further, that the Option shall fully vest upon the earliest to occur of the following events: (A) a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (each as defined in Exhibit A attached hereto), (B) upon the Executive's death or Disability (as defined in Exhibit A attached hereto), or (C) upon a Change in Control (as defined in Exhibit A attached hereto). Upon a termination for Cause, the unvested portion of the Option shall be forfeited, and the vested portion shall remain exercisable for the shorter of 90 days from the Date of Termination (as defined in Section 3(e)) and the remaining portion of the seven-year term. Except as otherwise provided in this Section 2(b)(iii) and Sections 4 and 5 below, the Option shall be governed by the terms of the applicable Option Plan; provided, however, that notwithstanding anything to the contrary in any such Option Plan, this Agreement or otherwise, the Option shall not vest on an accelerated basis upon the Executive's retirement (meaning, for this purpose, the Executive's voluntary termination of employment), and, to the extent not previously vested as of any such retirement, the unvested portion of the Option shall be forfeited and cancelled as of the Date of Termination.

(iv) Long-Term Incentive Plans. Except as the Board or a committee thereof may otherwise determine, in its sole discretion, to take into account special circumstances, the Option granted pursuant to Section 2(b)(iii) above shall be in lieu of any future annual stock option or other equity award grants, or any participation in LTIP cycles beginning in fiscal year 2004 and thereafter, and the Executive hereby waives his right to any such future grants and participation.

(v) Welfare Benefits. During the Employment Period, the Executive shall be entitled to participate in the employee welfare benefit programs of the Company on a basis no less favorable than the basis the Executive was participating in such programs immediately prior to the Effective Date.

(vi) Supplemental Savings Plan. Notwithstanding any provision to the contrary in the Company's Supplemental Savings Plan, in the event that the Executive's employment is terminated by the Company at any time after the Effective Date or there is a Change in Control, all accrued benefits under the Supplemental Savings Plan shall be paid to the Executive in a lump sum as soon as practicable after the Date of Termination or the date of the Change in Control, as applicable. Except as provided in the foregoing sentence, the terms of the Supplemental Savings Plan and the Executive's elections under such plan (if any) shall govern with respect to all other terminations of employment. This Section 2(b)(vi) shall survive the expiration of the Employment Period.

(vii) Supplemental Defined Benefit Plan. Notwithstanding any provision to the contrary in the Company's Supplemental Defined Benefit Plan, in the event the Executive's employment is terminated by the Company at any time after the Effective Date or there is a Change in Control, all accrued benefits under the Supplemental Defined Benefit Plan shall be paid to the Executive in a lump sum as soon as practicable after the Date of Termination or the date of the Change in Control, as applicable. Except as provided in the

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foregoing sentence, the terms of the Supplemental Defined Benefit Plan and the Executive's elections under such plan (if any) shall govern with respect to all other terminations of employment. This Section 2(b)(vii) shall survive the expiration of the Employment Period.

(viii) Capital Accumulation Plan. Notwithstanding any provision to the contrary in the capital accumulation program agreement between the Executive and the Company, dated as of February 12, 1987, as amended (the "CAP Agreement"), the Executive's benefits under the CAP Agreement shall become immediately payable (A) upon a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason, (B) upon the Executive's retirement, death or Disability or (C) upon a termination of the Executive's employment following a Change in Control, in a lump sum equal to the undiscounted value of the future payments. Upon a termination of the Executive's employment for Cause, the CAP Agreement benefit shall be forfeited consistent with the terms of the CAP Agreement. This Section 2(b)(viii) shall survive the expiration of the Employment Period.

3. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. In the event of the Executive's Disability, either party may provide the other with written notice in accordance with Section 12(b) of this Agreement of his or its intention to terminate the Executive's employment due to Disability. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, if the notice is given by the Company, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

(b) With or Without Cause. The Executive is an employee at will and the Company may terminate the Executive's employment either with or without Cause.

(c) With or Without Good Reason. The Executive's employment may be terminated by the Executive voluntarily with or without Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

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(e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(f) Resignation. Upon termination of the Executive's employment for any reason, the Executive agrees to resign, effective as of the Date of Termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company's affiliates.

4. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment without Cause (and other than as a result of the Executive's death or Disability), or the Executive shall terminate employment for Good Reason, the Company shall pay or provide to the Executive the following amounts and benefits:

(i) the severance payment and benefits continuation provided pursuant to Section 5 of the Special Severance Benefit Plan as in effect as of January 1, 2004 (the "Severance Plan") upon a termination of employment following a "change in control" (as defined in the Severance Plan), except that, in the case of the continuation of any medical, dental, life or disability insurance coverage, if the applicable plan or policy does not permit such continued participation, the Company shall provide the Executive with the economic equivalent thereof on an after-tax basis;

(ii) an amount equal to the Executive's unpaid Annual Base Salary for services through the Date of Termination;

(iii) the Option shall vest in full and remain exercisable for the shorter of three years from the Date of Termination and the remaining portion of the seven-year term;

(iv) except as otherwise provided in clause (iii) of this Section 4(a) with respect to the Option, all other equity awards outstanding as of the Date of Termination, if any, shall vest in full, and any outstanding stock options shall remain exercisable for the period applicable to retirees under the applicable option plan;

(v) the benefits under the CAP Agreement in accordance with Section 2(b)(viii) above;

(vi) any amounts earned or owing to the Executive but not yet paid, including any incentive payment earned for performance periods that have ended prior to the Date of Termination; and

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(vii) other payments, entitlements or benefits, if any, shall be paid or provided in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the Date of Termination.

In addition, (A) upon a termination by the Company without Cause, the Executive shall be entitled to the accrued benefits under the Supplemental Savings Plan in accordance with Section 2(b)(vi) above and the accrued benefits under the Supplemental Defined Benefit Plan in accordance with Section 2(b)(vii) above; and (B) upon a termination by the Executive for Good Reason, the Executive shall be entitled to the accrued benefits under the Supplemental Savings Plan and the Supplemental Defined Benefit Plan in accordance with the terms of the applicable plan and the Executive's elections under such plans (if any).

(b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive or his legal representatives, as applicable, under this Agreement, other than for the payment of the amounts and provision of the benefits set forth below:

(i) an amount equal to the Executive's unpaid Annual Base Salary for services through the Date of Termination;

(ii) the Option shall vest in full and remain exercisable for the shorter of three years from the Date of Termination and the remaining portion of the seven-year term;

(iii) except as otherwise provided in clause (ii) of this Section 4(b) with respect to the Option, all other equity awards outstanding as of the Date of Termination, if any, shall vest in full, and any outstanding stock options shall remain exercisable for the period applicable to retirees under the applicable option plan;

(iv) until the third anniversary of the Date of Termination, continued coverage of the Executive and his eligible dependents, as applicable, under the Company's medical insurance plan, as in effect from time to time with respect to executives of the Company;

(v) the accrued benefits under the Supplemental Savings Plan and the Supplemental Defined Benefit Plan in accordance with the terms of the applicable plan and the Executive's elections under such plans (if any);

(vi) the benefits under the CAP Agreement in accordance with Section 2(b)(viii) above;

(vii) any amounts earned or owing to the Executive but not yet paid, including any incentive payment earned for performance periods that have ended prior to the Date Termination; and

(viii) other payments, entitlements or benefits, if any, shall be paid or provided in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the Date of Termination.

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(c) Cause. If the Executive's employment shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the amounts and provision of the benefits set forth below:

(i) an amount equal to the Executive's unpaid Annual Base Salary for services through the Date of Termination;

(ii) for 90 days after the Date of Termination, the portion of the Option that was vested as of the Date of Termination, if any, shall remain exercisable, and the portion of the Option that was not vested as of the Date of Termination shall be forfeited and cancelled effective as of the Date of Termination;

(iii) except as otherwise provided in clause (ii) of this Section 4(c) with respect to the Option, all other equity awards outstanding as of the Date of Termination, whether or not vested as of the Date of Termination, shall be forfeited and cancelled effective as of the Date of Termination;

(iv) the accrued benefits under the Supplemental Savings Plan and the Supplemental Defined Benefit Plan in accordance with the terms of the applicable plan and the Executive's elections under such plans (if any); and

(v) other payments, entitlements or benefits, if any, shall be paid or provided in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the Date of Termination, provided that in no event shall the Executive be entitled to any benefits under the Severance Plan.

(d) Retirement. If the Executive's employment is terminated by reason of the Executive's retirement during the Employment Period (meaning, for purposes of this Section 4(d), the Executive's voluntary termination of employment), this Agreement shall terminate without further obligations to the Executive under this Agreement, except as provided in this Section 4(d). For purposes of this Section 4(d), the Executive's retirement shall not be deemed to be a breach of any agreement between the Company and the Executive. Any voluntary resignation (which shall not include a resignation in connection with a termination by the Company for Cause) of the Executive during the Employment Period shall be deemed to be a retirement and shall be treated as a retirement for purposes of any plan, policy, program or arrangement of the Company or any affiliate thereof as to which the Executive held rights, whether as a participant, beneficiary or otherwise on the Date of Termination or of any agreement between the Company and the Executive, including this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, any stock option plan of the Company or otherwise, the Option shall not vest on an accelerated basis upon the Executive's retirement, and, to the extent the Option has not previously vested as of any such

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retirement, the unvested portion of the Option shall be forfeited and cancelled effective as of the Date of Termination. Upon the Executive's retirement, the portion of the Option that was vested as of the Date of Termination, if any, shall remain exercisable for the shorter of three years from such Date of Termination and the remaining portion of the seven-year term. Upon termination due to retirement, the Executive shall be entitled to any amounts earned or owing to the Executive but not yet paid, including any incentive payment earned for performance periods that have ended prior to the Date of Termination.

5. Change in Control Protections. Nothing in this Agreement is intended to alter the Executive's rights under the terms of the Severance Plan or the CAP Agreement upon a "change in control" (as defined in the Severance Plan and the CAP Agreement, respectively); provided, however, that in no event shall the Executive be entitled to payments and benefits under the Severance Plan and/or the CAP Agreement that are duplicative of any payments or benefits provided under this Agreement. In addition, upon a Change in Control, (a) the Option shall vest in full and, upon the termination of the Executive's employment following the Change in Control (other than a termination by the Company for Cause), shall remain exercisable for the shorter of three years from the Executive's Date of Termination and the remaining portion of the seven-year term, (b) all other outstanding stock options shall fully vest and, upon the termination of the Executive's employment following the Change in Control (other than a termination by the Company for Cause), shall remain exercisable for the period applicable to retirees under the applicable option plan, and (c) all other outstanding awards shall be governed by the terms of the applicable plan or award agreement. This Section 5 shall survive the expiration of the Employment Period.

6. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit or other entitlement by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's auditors or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the

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Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Company, within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, subject to the provisions of this Section 6. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection

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with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive's behalf pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly after his receipt pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive's behalf pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. No Duplication; No Mitigation; Limited Offset. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive's employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Section 4(a)(i) (excluding for this purpose the severance payment referred to in Section 4(a)(i)) or 4(b)(iv), which shall terminate immediately upon obtaining comparable coverage from another employer during such three-year period in accordance with the terms of the Severance Plan.

8. Indemnification. The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive's acting as Chairman of the Board, Chief Executive Officer or an employee, officer or director of the Company, to the fullest extent permitted by applicable law; provided, however,

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that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company- purchased directors' and officers' liability insurance policy on the same basis as other directors and officers of the Company. This Section 8 shall survive the expiration of the Employment Period.

9. Restrictive Covenants. (a) Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, "Confidential Information"), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Employment Period or thereafter he will not divulge to anyone publish or make use of any Confidential Information, except in the ordinary course of carrying out his duties pursuant to this Agreement, without the prior written consent of the Company, except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of Section 9(a). The Executive further agrees that following the termination of the Employment Period or the Executive's employment for whatever reason, (i) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (ii) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company, in each case to the extent related to his employment with the Company.

(b) Non-Competition. While employed by the Company and for three years after the Executive's termination of employment for any reason, whether during or after the Employment Period (the "Restricted Period"), the Executive will not, without the prior written consent of the Company, directly or indirectly, whether as an officer, employee, consultant or owner or in any other business or ownership relationship, including without limitation, stockholder, advisor, member, partner or director, be employed by or engaged with any other business or entity that competes in the same geographic area as the Company with any business actively conducted or actively planned by the Company at the time the Executive's employment with the Company is terminated. Ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company shall not constitute a violation hereof. Notwithstanding anything contained herein to the contrary, from and after a Change in Control, the restrictions contained in this Section 9(b) shall be inapplicable with respect to conduct of the Executive following the date of such Change in Control.

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(c) Non-Interference. The Executive acknowledges that information regarding the Company's business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the Company's vendors and customers (respectively "Vendor Information" or "Customer Information"), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company's vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Restricted Period, the Executive will not, on behalf of himself or any other person or entity, directly or indirectly, in such a way as interferes with the Company's business or financial relations with a customer or vendor, do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any person or entity that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. In addition, the Executive agrees that, during the Restricted Period, he will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company's relationships with its vendors and customers, except in the ordinary course of the Company's business.

(d) Non-Solicitation. The Executive agrees that during the Restricted Period, he will not knowingly hire or solicit to hire, whether on his own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive's employment with the Company. In addition, during the Restricted Period, the Executive will not, directly or indirectly, knowingly encourage or induce any employee of the Company to leave the Company's employ, except in the ordinary course of the Company's business.

(e) Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any public derogatory comment concerning the Company or anyone the Executive knows to be a current or former director, officer, stockholder or employee of the Company. Similarly, the senior management of the Company and its directors shall not make any derogatory comment concerning the Executive. Notwithstanding the foregoing, true statements by any party in response to a derogatory public statement made by another party shall not be deemed to be a violation of this Section 9(e).

(f) Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 9 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights

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and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.

(g) Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 9 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. The Company acknowledges and agrees that a violation of its covenants and obligations under Section 9(e) will cause the Executive irreparable injury for which adequate remedies are not available at law. Therefore, the Executive and the Company agree that each party shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the other party from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the parties may have at law or in equity. The existence of any claim or cause of action by either party against the other party shall not constitute a defense to the enforcement by either party of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(h) Survival. The provisions of this Section 9 shall remain in full force and effect until the expiration of the periods specified herein notwithstanding the earlier termination of the Executive's employment hereunder or the expiration of the Employment Period. For purposes of this Section 9, "Company" shall mean the Company and any entity controlled by, controlling or under common control with the Company.

10. Dispute Resolution/Legal Fees. Except to the extent necessary to enforce the provisions of Section 9 hereof in accordance with Section 9(g), any disputes under this Agreement shall be settled by arbitration in Manhattan in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Both during and after the Executive's employment, the Company will advance (and pay) all of the Executive's legal and accounting fees incurred in connection with the Executive (or his estate) enforcing any rights under any Company plan or program or pursuant to this Agreement or in defending against any challenge to such rights, including by any governmental agency. The Executive shall be entitled to reimbursement for all reasonable legal fees associated with the negotiation and preparation of this Agreement. This Section 10 shall survive the expiration of the Employment Period.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive's prior written consent except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the

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assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the most recent address
on file at the Company.

If to the Company: Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement or the right of the Company to terminate the Executive for Cause pursuant to Section 3(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of

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this Agreement. No waiver shall be valid unless in writing signed by the party providing the waiver (that is, by the Executive or an authorized officer of the Company, as the case may be).

(f) Except as otherwise expressly provided herein, from and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and between the Executive and the Company, with respect to the subject matter hereof, including without limitation, the 1998 Letter Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Company plan, policy, program, arrangement or other agreement, including any definition, the provision and/or definition contained in this Agreement shall govern. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, shall survive after the expiration of the Employment Period or the termination of the Executive's employment in accordance with its terms.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

BRUCE J. KLATSKY

PHILLIPS-VAN HEUSEN CORPORATION

By
Name:
Title:

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EXHIBIT A

Except as otherwise expressly provided in the Agreement, for all purposes of this Agreement, the following terms shall have the meanings set forth below:

"affiliate" of a person or other entity shall mean a person or other entity controlled by, controlling or under common control with the person or other entity specified.

"Cause" shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); or

(ii) in carrying out his duties, the Executive has engaged in conduct that constitutes willful gross neglect or willful misconduct resulting, in either case, in material harm to the Company, provided that an action or failure to act by the Executive shall not be considered "willful" if the Executive believed in good faith that his action or failure to act was in, or not opposed to, the best interests of the Company and its affiliates.

Anything notwithstanding to the contrary, the Executive's employment shall not be terminated for "Cause," within the meaning of clause (ii) above, unless the Executive has been given written notice by the Board stating the basis for such termination and he is given twenty (20) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of all the disinterested directors of the Company "Cause" for terminating the Executive's employment on the basis set forth in the original notice exists.

"Change in Control" shall be deemed to occur upon the first to occur of the following events:

(i) Any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934), other than a "person" who on the Effective Date is the owner of at least 8% of the Voting Power (as defined below) of the securities of the Company having Voting Power, becomes (A) a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of at least one-quarter but less than one-half of the Voting Power of securities having Voting Power, unless such acquisition has been approved in advance by at least three-quarters of the Incumbent Board (as defined in clause (ii) below taking into account the provisos) or (B) a "beneficial owner," as such term is used in Rule 13d-3, of securities with at least one-half of the Voting Power of the securities of the Company having Voting Power;

(ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") and the Voting Power of the securities of the Company having Voting Power, immediately prior to such Business Combination, beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Voting Power of the securities of the Company having Voting Power, as the case may be (there being excluded from securities held by such security holders of the corporation resulting from the Business Combination, but not from the securities with Voting Power of the corporation resulting from such Business Combination, any securities with Voting Power received by affiliates of such other company in exchange for securities of such other company or, if such other company is the surviving company and its securities remain unchanged, any securities of such other company with Voting Power held by an affiliate of such other company immediately prior to the Business Combination), (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined Voting Power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed in the Company prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, whichever occurs first; or

(iv) Approval by the stockholders of the Company of (A) a liquidation of all or substantially all of the Company's assets or (B) a dissolution of the Company.

For purposes of this Change in Control definition, the "Company" shall include any entity that succeeds to all or substantially all of the business of the Company, and "Voting Power" shall mean general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

 "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to

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substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

 "Good Reason" shall mean termination by the Executive of his employment after written notice to the Company following the occurrence of any of the following events without his prior written consent:

(i) a reduction in the Executive's then current Annual Base Salary or the failure to grant the Option as contemplated by Section 2(b)(iii) of this Agreement;

(ii) a material diminution in the Executive's positions, duties or authorities, so that he is unable to carry out his duties as contemplated on the Effective Date;

(iii) failure to appoint or elect (or reappoint or reelect) the Executive to the position of Chairman of the Board and Chief Executive Officer of the Company and as a member of the Board, or the removal of the Executive from any such position;

(iv) the assignment to the Executive of duties which are materially inconsistent with his duties as the Chairman of the Board and Chief Executive Officer of the Company;

(v) the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Executive pursuant to the Company's employee benefit plans as in effect on the Effective Date;

(vi) a change in the reporting structure so that the Executive reports to someone other than the Board;

(vii) requiring the Executive to relocate more than 35 miles from the location of the Company's headquarters as of the Effective Date;

(viii) a breach by the Company of any material provision of this Agreement; or

(ix) the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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